As filed with the Securities and Exchange Commission on July 9, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

____________________

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________

SELECTICA, INC.

(Exact name of registrant as specified in its charter)

____________________

Delaware	77-0432030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2121 South El Camino Real, 10th Floor, San Mateo, CA 94403

(650) 532-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Todd Spartz
Chief Financial Officer
Selectica, Inc.
2121 South El Camino Real, 10th Floor, San Mateo, CA 94403

(650) 532-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Please send copies of all communications to:

Eric H. Wang, Esq. David A. Richardson, Esq. DLA Piper LLP (US) 2000 University Avenue East Palo Alto, CA 94303-2248 (650) 833-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	1,240,195 (2)	$9.00 (3)	$11,161,755 (3)	$1,523

1.

This registration statement also relates to an indeterminate number of shares of the registrant’s common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

2.

Consists of (i) 577,105 shares of common stock, (ii) 231,518 shares of common stock issuable upon conversion of shares of the registrant’s Series C Convertible Preferred Stock, (iii) 404,309 shares of common stock issuable upon exercise of certain warrants and (iv) 27,263 shares of common stock issuable upon the exercise of warrants issued to and to be issued to Lake Street Capital Markets, LLC (“Lake Street”).

3.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices for the common stock of Selectica, Inc. as reported on the NASDAQ Capital Market on July 1, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 9, 2013

PROSPECTUS

1,240,195 Shares

SELECTICA, INC.

COMMON STOCK

This prospectus relates to the sale or other disposition from time to time of up to 1,240,195 shares of our common stock by the selling stockholders described in the section entitled "Selling Stockholders" on page 5 of this prospectus and their donees, pledgees, transferees or other successors-in-interest.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SLTC.” On July 3, 2013, the last reported sale price of our common stock on the NASDAQ Capital Market was $9.00.

You should consider carefully the risks that we have described in "Risk Factors" beginning on page 3 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2013.

TABLE OF CONTENTS

Prospectus Summary	2
Risk Factors	3
Special Note Regarding Forward-Looking Information	3
Use of Proceeds	4
Description of Transactions	4
Selling Stockholders	5
Plan of Distribution	8
Legal Matters	10
Experts	10
Where You Can Find Additional Information	10
Information Incorporated by Reference	11

You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Information Incorporated by Reference” on page 11. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all the information that may be important to you. To understand this transaction fully, you should read this entire prospectus carefully, including the risk factors beginning on page 3 and the documents incorporated by reference into this prospectus.

Unless the context otherwise requires, the terms “Selectica,” “Company,” “we,” “us” and “our” refer to Selectica, Inc. and its subsidiaries.

The Company

We provide cloud-based software solutions that help companies close deals faster, with less cost, and with lower risk. Selectica Contract Lifecycle Management (“CLM”) combines a single, company-wide contract repository with a flexible workflow engine capable of supporting each organization’s unique contract management processes. Our cloud solution streamlines contract activities, from request, authoring, negotiation, and approval through ongoing obligations management, analysis, reporting, and renewals. CLM helps companies automate their contract processes, providing a greater level of access to contracts and supporting documents while lowering risk, increasing compliance, and discovering opportunities to increase contract value.

Selectica was incorporated in California in June 1996 and re-incorporated in Delaware in November 1999. The Company’s principal executive offices are located at 2121 South El Camino Real, 10th Floor, San Mateo, California, 94403. The Company’s telephone number is (650) 532-1500, and its website is www.selectica.com. The information on the Company’s website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders

Up to 1,240,195 shares of our common stock consisting of (i) 577,105 shares of common stock, (ii) 231,518 shares of common stock issuable upon conversion of shares of the registrant’s Series C Convertible Preferred Stock, (iii) 404,309 shares of common stock issuable upon exercise of certain warrants, and (iv) 27,263 shares of common stock issuable upon the exercise of warrants issued to and to be issued to Lake Street.

Use of proceeds

Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders.  We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will, however, receive the proceeds of any cash exercise of the warrants.

NASDAQ symbol	SLTC

RISK FACTORS

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed with the United States Securities and Exchange Commission (the “SEC”), as well as any amendments or updates thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety. The material risks and uncertainties that management believes affect us will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Any of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

Special Note Regarding Forward-Looking Information

This prospectus, any prospectus supplement and any documents we incorporate by reference herein or therein may contain so called “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), all of which are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from those set forth in the statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You can also identify them by the fact that they do not relate strictly to historical or current facts. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this document outline examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in the forward-looking statements, including among other things:

●	our ability to consummate the closing of our financing with the Management and Director Investors;

●	our stockholders’ approval of the terms of the financing;

●	the amount of cash on hand available to us;

●	our business strategy;

●	changing interpretations of generally accepted accounting principles;

●	outcomes of government reviews, inquiries, investigations and related litigation;

●	continued compliance with government regulations;

●	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged;

●	statements about industry trends;

●	fluctuations in customer demands;

●	general economic conditions; and

●	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We will, however, receive the proceeds of any cash exercise of the warrants.

Description of Transactions

Private Placement of Common Stock, Series C Stock and Warrants

On May 31, 2013, pursuant to the terms of a Purchase Agreement (the “Purchase Agreement”) among the Company and certain institutional funds and other accredited investors (the “Investors”), the Company sold and issued 577,105 shares of its common stock and 231,518 shares of Series C Convertible Preferred Stock (the “Series C Stock”) to the Investors at a purchase price of $7.00 per share, for an aggregate gross purchase price of $5.7 million (collectively, the “Financing”).

Series C Stock

Pursuant to the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock filed by the Company with the Delaware Secretary of State on May 30, 2013 (the “Certificate of Designation”), after stockholder approval, each share of Series C Stock will be converted automatically into shares of common stock at an initial conversion price of $7.00 per share of common stock. The conversion price of the Series C Stock is subject to broad-based weighted-average anti-dilution adjustment in the event the Company issues securities, other than certain excepted issuances and subject to certain limitations, at a price below the then current conversion price.

The Series C Stock is not entitled to a liquidation or dividend preference. Beginning on January 1, 2014, the Series C Stock is entitled to 10% accruing dividends per annum. The dividends are payable quarterly in cash, beginning on March 31, 2014. Beginning on May 31, 2014, the shares of Series C Stock shall be redeemed by the Company upon the request of the holders of at least a majority of the then outstanding Series C Stock, to the extent funds are legally available for such redemption. The redemption price shall equal a price per share of Series C Stock equal to the then current conversion price, plus any accrued and unpaid dividends up to, but not including, the redemption date.

The holders of Series C Stock have the right to vote together with the holders of the Company’s common stock as a single class on any matter on which the holders of common stock are entitled to vote, except that the holders of Series C Stock are not eligible to vote their shares of Series C Stock on the proposal to be submitted to the Company’s stockholders for approval of the issuance and sale of the securities in the Financing and the conversion of the Series C Stock. Holders of Series C Stock are entitled to cast a fraction of one vote for each share of Common Stock that would be issuable to such holder on the record date for the determination of stockholders entitled to vote at a conversion rate the numerator of which is $7.00 (as may be adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or similar event occurring prior to such record date) and the denominator of which is the closing bid price per share of the Common Stock on the May 31, 2013, as reported by Bloomberg Financial Markets.

Additionally, pursuant to the terms of the Certificate of Designation, we are restricted from taking certain specified actions without the consent of the holders of at least 66% of the shares of Series C Stock.

Warrants

In addition to the issuance of the common stock and Series C Stock, the Company issued to each Investor a warrant to purchase common stock (the “Warrants”), initially exercisable for a number of shares of common stock equal to 50% of the number of shares of common stock and Series C Stock acquired by each such Investor. The Company also will issue Warrants to Lake Street to purchase an aggregate of 27,263 shares of common stock. The exercise price of the Warrants is $8.75 per share. The Warrants have a five-year term, are not exercisable for the first six months following the date of issuance and include a cashless exercise provision which is only applicable if the common stock underlying the Warrants (the “Warrant Shares”) is not subject to an effective registration statement or otherwise cannot be sold without restriction pursuant to Rule 144. The number of Warrant Shares and the exercise price for each Warrant are subject to broad-based weighted-average anti-dilution adjustment in the event the Company issues securities, other than certain excepted issuances, at a price below the then current exercise price, subject to certain limitations.

In the event of any fundamental transaction of the Company, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the Warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction, that is (i) an all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a specified exchange or quotation system, then the holder would have the right to demand the payment of an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model.  Also, we have the right to redeem the warrants, subject to certain limitations, in the event the closing bid price per share of the common stock exceeds a specified threshold price and certain other conditions are met.

Registration Rights Agreement

In connection with Financing, the Company entered into a Registration Rights Agreement, dated as of May 31, 2013, (the “Registration Rights Agreement”) with the Investors.  Pursuant to the Registration Rights Agreement, we have agreed, among other things, to register the shares of our common stock issued in the Financing and the shares of common stock issuable upon the conversion of the Series C Stock and the exercise of the Warrants and to maintain the effectiveness of such registration, subject to certain exception, until such time as all of the securities covered thereby are either sold or otherwise disposed of or may be freely sold by the holders.  In the event that we do not comply with our obligations under the Registration Rights Agreement, we would be liable for certain specified liquidated damages calculated as described in the Registration Rights Agreement.  The registration statement of which this prospectus is a part is being filed to comply with the requirements of the Registration Rights Agreement.

Voting Agreements

In connection with the Financing, certain of the Company’s officers and directors and the Company’s largest stockholder entered into Voting Agreements (collectively, the “Voting Agreements”). Pursuant to the Voting Agreements, the parties thereto have agreed to vote in favor of the Financing at the next annual stockholder meeting. Pursuant to the terms of the Purchase Agreement, the Company must seek stockholder approval by September 15, 2013.

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 1,240,195 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer (collectively, the “Selling Stockholders”), comprised of:

●	up to 577,105 issued and outstanding shares of common stock;

●	up to 231,518 shares of common stock issuable upon conversion of the Series C Stock;

●	up to 404,309 shares of common stock issuable upon exercise of the Warrants; and

●

27,263 shares of common stock issuable upon the exercise of Warrants issued to and to be issued to Lake Street. For the avoidance of doubt, Lake Street shall be deemed to be a “Selling Stockholder” under this prospectus.

The following table, based upon information currently known by us, sets forth as of June 25, 2013, (i) the number of shares held of record or beneficially by the Selling Stockholders as of such date (as determined below) and (ii) the number of shares that may be sold or otherwise disposed of under this prospectus by each Selling Stockholder. Percentage ownership is based on 3,590,863 shares of common stock outstanding as of June 25, 2013, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Exchange Act. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within 60 days after June 25, 2013, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the Selling Stockholder named below. We do not know when or in what amounts a Selling Stockholder may sell or otherwise dispose of the shares of common stock covered hereby. The Selling Stockholders may not sell or otherwise dispose of any or all of the shares offered by this prospectus and may sell or otherwise dispose of shares covered hereby in transactions exempt from the registration requirements of the Securities Act. Because the Selling Stockholders may sell or otherwise dispose of some, all or none of the shares covered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the following table, we have assumed that all of the shares covered hereby are sold by the Selling Stockholders pursuant to this prospectus.

Except as described above under “Risk Factors” and “Description of Transactions — Private Placement of Common Stock, Series C Stock and Warrants,” and with respect to the services provided to us by the Lake Street, none of the Selling Stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares or other securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by their spouses under applicable law.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering(1)		Common Stock Covered by this Prospectus		Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering

Special Situations Technology Fund, L.P.(2)	29,363		61,714	(3)	0	0%
Special Situations Technology Fund II, L.P.(2)	164,354		345,429	(4)	0	0%
Special Situations Private Equity Fund, L.P.(2)	71,369		150,000	(5)	0	0%
Trust A-4(6)	294,630	(7)	122,683	(8)	236,258	6.58%
Trust C(6)	81,644	(9)	34,078	(10)	65,430	1.82%
MILFAM II L.P.(6)	438,713	(11)	184,026	(12)	351,154	9.78%
Stacie Greene SEP-IRA	20,391		42,858	(13)	0	0%
Alvin Fund LLC	30,587		64,287	(14)	0	0%
Noah Steinberg	5,097		10,714	(15)	0	0%
Stiassni Capital Partners, L.P.	42,821		90,000	(16)	0	0%
Technology Opportunity Partners, L.P.	50,978		107,143	(17)	0	0%
Lake Street Capital Markets, LLC	0		27,263	(18)	0	0%

(1)

Excludes (i) all of the shares of common stock underlying the Series C Stock, because the conversion of the Series C Stock into shares of common stock is contingent upon stockholder approval, and (ii) all of the shares of common stock underlying the Warrants, because the Warrants are not exercisable until the six month anniversary of the issuance thereof. In addition, beneficial ownership has been determined after giving effect to certain provisions in the Certificate of Designation and the Warrants that limit the conversion of the Series C Stock and the exercisability of the Warrants if, after giving effect to such conversion or exercise, respectively, the holder’s beneficial ownership would exceed certain specified limits.

(2)

AWM Investment Company, Inc. (“AWM”) is the investment adviser to Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P., and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of AWM. Through their control of AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The business address of AWM and each of the funds listed above is 570 Madison Avenue, Suite 2600, New York, New York 10022.

(3)

Consists of (i) 29,363 shares of common stock held by Special Situations Technology Fund, L.P. (“Tech”), (ii) 11,780 shares of common stock issuable the conversion of Series C Stock held by Tech and (iii) 20,571 shares of common stock issuable upon the exercise of Warrants held by Tech.

(4)

Consists of (i) 164,354 shares of common stock held by Special Situations Technology Fund II, L.P. (“Tech II”), (ii) 65,932 shares of common stock issuable upon the conversion of Series C Stock held by Tech II and (iii) 115,143 shares of common stock issuable upon the exercise of Warrants held by Tech II.

(5)

Consists of (i) 71,369 shares of common stock held by Special Situations Private Equity Fund, L.P. (“PE”), (ii) 28,631 shares of common stock issuable upon the conversion of Series C Stock held by PE and (iii) 50,000 shares of common stock issuable upon the exercise of Warrants held by PE.

(6)

Lloyd I. Miller III is the manager of Milfam LLC, the advisor to Trust A-4, Trust C, and MILFAM II L.P., and may be deemed to beneficially own the shares held by Trust A-4, Trust C and MILFAM II L.P. The address for Trust A-4, Trust C and MILFAM II L.P. is 222 Lakeview Avenue, Suite 160-365, West Palm Beach, Florida 33401.

(7)	Includes 236,258 shares of common stock beneficially held by Trust A-4 prior to the Financing.

(8)

Consists of (i) 58,372 shares of common stock held by Trust A-4, (ii) 23,417 shares of common stock issuable upon the conversion of Series C Stock held by Trust A-4 and (iii) 40,894 shares of common stock issuable upon the exercise of Warrants held by Trust A-4.

(9)	Includes 65,430 shares of common stock beneficially held by Trust C prior to the Financing.

(10)

Consists of (i) 16,214 shares of common stock held by Trust C, (ii) 6,505 shares of common stock issuable upon the conversion of Series C Stock held by Trust C and (iii) 11,359 shares of common stock issuable upon the exercise of Warrants held by Trust C.

(11)	Includes 351,154 shares of common stock beneficially held by MILFAM II L.P. prior to the Financing.

(12)

Consists of (i) 87,559 shares of common stock held by MILFAM II L.P., (ii) 32,125 shares of common stock issuable upon the conversion of Series C Stock held by MILFAM II L.P. and (iii) 61,342 shares of common stock issuable upon the exercise of Warrants held by MILFAM II L.P.

(13)

Consists of 20,391 shares of common stock and 8,181 shares of common stock issuable upon the conversion of Series C Stock held by Stacie Greene SEP-IRA. The address for Stacie Greene SEP-IRA is 4 Fox Meadow Lane, Lloyd Harbor, NY, 11743.

(14)

Consists of 30,587 shares of common stock and 12,271 shares of common stock issuable upon the conversion of Series C Stock held by Alvin Fund LLC. MKH Management Company LLC (“MKH”) is the manager or Alvin Fund LLC. George Melas and Theodose Melas-Kyriazi, the principals of MKH, share voting and dispositive power as to all the shares and can be deemed to beneficially own the shares. The address for Alvin Fund LLC is c/o APC, 60 Madison Avenue, Suite 1215, New York, NY, 10010.

(15)

Consists of 5,097 shares of common stock and 2,046 shares of common stock issuable upon the conversion of Series C Stock held by Mr. Steinberg. The address for Mr. Steinberg is 225 West 106th Street, Apt. 1H, New York, NY, 10025.

(16)

Consists of 42,821 shares of common stock and 17,179 shares of common stock issuable upon the conversion of Series C Stock held by Stiassni Capital Partners, L.P. The general partner of Stiassni Capital Partners, L.P., is Stiassni Capital, LLC. Voting and investment power of securities held by Stiassni Capital Partners, L.P., is held by Stiassni Capital, LLC, which, in turn, may be deemed to beneficially own the 42,821 Shares of common stock and 17,179 shares of Series C Stock held by Stiassni Capital Partners, L.P. Nicholas C. Stiassni is the president and managing member of Stiassni Capital, LLC, and may be deemed to beneficially own 42,821 shares of common stock and 17,179 shares of Series C Stock held by Stiassni Capital Partners, L.P. The address for Stiassni Capital Partners, L.P. is 3400 Palos Verdes Drive West, Rancho Palos Verdes, CA, 90275.

(17)

Consists of 50,978 shares of common stock and 20,451 shares of common stock issuable upon the conversion of Series C Stock held by Technology Opportunity Partners, L.P. The general partner of Technology Opportunity Partners, L.P., is Technology Opportunity Ventures, L.L.C. The managing member of Technology Opportunity Ventures, L.L.C., is SLF Partners, LLC. The managing member of SLF Partners, LLC, is Steven L. Fingerhood, who holds voting and investment power of all the shares and may be deemed to beneficially own the 50,978 Common Shares and 20,451 shares of Series C Stock held by Technology Opportunity Partners, L.P. insofar as he may be deemed to have the power to direct the voting or disposition of such shares. Mr. Fingerhood disclaims beneficial ownership as to such shares, except to the extent of his pecuniary interest therein. The address for Technology Opportunity Partners, L.P., is One Ferry Building, Suite 255, San Francisco, CA, 94111.

(18)

Consists of the Warrant Shares issuable upon exercise of the warrants issued and issuable to Lake Street Capital Markets, LLC (“Lake Street”). The managing member of Lake Street is Thomas C. Cullum Jr. Voting and investment power over the securities is held by the Lake Street Board of Governors. The address of Lake Street is 225 South Sixth Street, Suite 2050, Minneapolis, MN 55402.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on From 10-K for the year ended March 31, 2013 have been so incorporated in reliance upon the report of Armanino, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file annual, quarterly and current reports, proxy statements, and other information with the SEC and these reports, proxy statements, and other information can be inspected on the Internet site maintained by the SEC at http://www.sec.gov.

We are also subject to the information and periodic reporting requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements, and other information with the SEC to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference as of their respective dates of filing are as follows:

●	Our Annual Report on Form 10-K for the year ended March 31, 2013 filed with the SEC on June 17, 2013.

●

The description of the Company’s common stock contained in our registration statement on Form 8-A (File No. 000-29637), including amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents. In addition, we also incorporate by reference all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the filing of this registration statement and prior to the effectiveness of this registration statement.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations
Selectica, Inc.
2121 South El Camino Real, 10th Floor
San Mateo, CA 94403
Telephone: (650) 532-1500

Selectica, Inc.

UP TO 1,240,195 SHARES OF COMMON STOCK

PROSPECTUS

                      , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

The following table itemizes the fees and expenses incurred or expected to be incurred by the registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates, except the SEC registration fee. Estimated expenses only include information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

Securities and Exchange Commission registration fee	$1,523
Legal fees and expenses	$20,000
Accounting fees and expenses	$5,000
Printing fees and expenses	$500
Miscellaneous fees and expenses	$1,000
Total	$28,023

Item 15.     Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (“DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article IX of our Second Amended and Restated Certificate of Incorporation, as amended to date, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

Article VI of our Amended and Restated Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered into and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by the Board of Directors. These agreements generally provide for indemnification for all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by these individuals and arising out of the their service as our directors or executive officers (or in certain other capacities at our request) to the fullest extent permitted by the DGCL and to any greater extent that such law may in the future permit. These agreements further provide procedures for the determination of the right to receive indemnification and the advancement of expenses. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The indemnification provisions contained in the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries.

Item 16.     Exhibits.

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17.     Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 9th day of July, 2013.

/s/ Todd Spartz
Todd Spartz
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

We the undersigned officers and directors of Selectica, Inc., hereby severally constitute and appoint Jason Stern and Todd Spartz, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jason Stern	President Chief Executive Officer and Director	July 9, 2013
Jason Stern	(Principal Executive Officer)

/s/ Todd Spartz	Chief Financial Officer and Secretary	July 9, 2013
Todd Spartz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alan Howe	Director	July 9, 2013
Alan Howe

/s/ Lloyd Sems	Director	July 9, 2013
Lloyd Sems

/s/ Michael Casey	Director	July 9, 2013
Michael Casey

/s/ J. Michael Gullard	Director	July 9, 2013
J. Michael Gullard

/s/ Michael Brodsky	Director	July 9, 2013
Michael Brodsky

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act:

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	The Second Amended and Restated Certificate of Incorporation, as amended.	10-Q	000-29637	3.1	February 14, 2011

3.2	Certificate of Designation of Series A Junior or Participating Preferred Stock.	10-K	000-29637	3.2	June 30, 2003

3.3	Amended and Restated Bylaws, as amended.	10-Q	000-29637	3.2	February 14, 2011

3.4	Certificate of Designation of Series B Junior or Participating Preferred Stock.	8-K	000-29637	3.1	January 5, 2009

3.5	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock.	8-K/A	000-29637	3.1	June 4, 2013

4.1	Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.1	January 5, 2009

4.2	Amendment dated as of January 26, 2009, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A. as Rights Agent, dated January 2, 2009.	8-K	000-29637	4.2	January 28, 2009

4.3	Amendment 2, dated as of April 27, 2009, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and Computershare Trust Company, N.A., dated January 2, 2009, as amended.	8-K	000-29637	4.3	April 29, 2009

4.4	Amendment 3, dated as of December 28, 2011, between Registrant and Wells Fargo Bank, N.A., as Rights Agent, to the Amended and Restated Rights Agreement between Registrant and the Rights Agent, dated January 2, 2009, as amended.	8-K	000-29637	4.4	December 29, 2011

4.5	Form of Purchase Agreement, dated as of May 31, 2013.	8-K/A	000-29637	10.1	June 4, 2013

4.6	Form of Subscription Agreement, dated as of May 31, 2013.	8-K/A	000-29637	10.2	June 4, 2013

4.7	Form of Registration Rights Agreement, dated as of May 31, 2013.	8-K/A	000-29637	10.3	June 4, 2013

4.8	Form of Series A Warrant to Purchase Common Stock, dated as of May 31, 2013.	8-K/A	000-29637	10.4	June 4, 2013

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.9	Form of Series B Warrant to Purchase Common Stock.	8-K/A	000-29637	10.5	June 4, 2013

4.10	Forms of Voting Agreement, dated as of May 31, 2013.	8-K/A	000-29637	10.6	June 4, 2013

5.1	Opinion of DLA Piper LLP (US) regarding legality of the shares of common stock being registered.					X

23.1	Consent of Independent Registered Public Accounting Firm - Armanino LLP.					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement on Form S-3).					X

24.1	Power of Attorney (included on signature page).					X